                      THE RIVAL COMPANY AND SUBSIDIARIES              Exhibit 11
                              Earnings Per Share
                     (in thousands except per share data)

                                       Three months ended       Six months ended
                                       ------------------       ----------------
                                      12/31/96    12/31/95    12/31/96    12/31/95
                                      --------    --------    --------    --------
Net earnings                          $  8,594    $  7,456    $ 13,870    $ 12,549
                                      ========    ========    ========    ========
Primary Earnings Per Share
--------------------------
Weighted average common and common
  equivalent shares outstanding          9,973       9,941       9,961       9,931
                                      ========    ========    ========    ========
Earnings per common and common
  equivalent share                    $   0.86    $   0.75    $   1.39    $   1.26
                                      ========    ========    ========    ========
Share computation:
 Average common shares
  outstanding                            9,734       9,725       9,732       9,721
 Average number of options
  outstanding                              663         531         673         535
 Less treasury shares acquired
  with proceeds from exercise
  of options                              (424)       (315)       (444)       (325)
                                      --------    --------    --------    --------
Weighted average common and common
 equivalent shares outstanding           9,973       9,941       9,961       9,931
                                      ========    ========    ========    ========

* Fully diluted earnings per share is equal to primary earnings per share for all periods presented.